Exhibit 99.2

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WJ Communications Receives Second Production Order for

TD-SCDMA MCM Chipset

SAN JOSE, Calif., March 10, 2008 — WJ Communications, Inc. (NASDAQ:WJCI), a leading designer and supplier of radio frequency (RF) products and solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced its second production order for a TD-SCDMA Multi Chip Module (MCM) chipset valued at slightly more than $1 million for delivery in the second quarter of 2008. The order was placed for immediate delivery and the Company expects to deliver product early in the second quarter of 2008. This order follows the previously announced initial production order of $500,000, which shipped earlier this quarter. Additional deliveries are anticipated later in 2008 in support of China’s TD-SCDMA rollout.

“This order for our TD-SCDMA Multi Chip Module, combined with the initial production order received in January, represents the beginning of what we believe will be a significant opportunity in 2008,” said Bruce Diamond, President and Chief Executive Office of WJ Communications.

TD-SCDMA Solutions from WJ

Time Division-Synchronous Code Division Multiple Access (TD-SCDMA) is a 3G mobile telecommunications standard used in China. In addition to the customized TD-SCDMA MCM module, WJ has various devices ideal for the TD-SCDMA platform, including WJ small signal solutions consisting of Mixers, 5V Drivers and 28V Power Amplifiers. More information can be found at: http://www.wj.com/products/AH212crossref.aspx

Forward-Looking Statements

This release contains a forward-looking statement as to a certain Company action and goal. This forward-looking statement and others made by the Company are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, the actual success of the TD-SCDMA rollout in China and its actual impact on the Company’s 2008 results and the risk factors contained in the Company’s Form 10-K for year ended 2006, Form 10-Q, and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission, which are available on the SEC Web site at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), WiMAX, and RF power solutions. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

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WJ Contacts:

Claudia Lin

Corporate Communications

Tel: 408-577-6341

claudia.lin@wj.com

Ryan Bright

Shelton Group Investor Relations

Tel: 972-239-5119 x159

rbright@sheltongroup.com

SOURCE: WJ Communications, Inc.